SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant  [   ]

Filed by a Party other than the Registrant  [ x ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

[   ]  Definitive Proxy Statement

[ X ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12


                           MAXXAM INC.
-----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)

          THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
-----------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:________________________________________________________

     (2) Aggregate number of securities to which transaction applies:________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________________________________________________

     (4)  Proposed maximum aggregate value of transaction:______

     (5)  Total fee paid:_______________________________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:_______________________________

     (2)  Form, Schedule or Registration Statement No.:_________

     (3)  Filing Party:_________________________________________

     (4)  Date Filed:___________________________________________

          COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
                6008 College Avenue, Suite 10
                    Oakland, CA  94618
            (510) 658-0702; (510) 658-0732 (fax)

                                                April 30, 1999

Dear Fellow Maxxam Shareholder:
You will shortly receive proxy materials from The Committee of Concerned Maxxam Shareholders containing a BLUE PROXY CARD. You will also receive, or may have already received, this year's proxy materials from Maxxam containing a white proxy card. Maxxam's annual meeting will be held in Houston on May 19, 1999. WE ENCOURAGE YOU TO RESERVE YOUR VOTE UNTIL YOU HAVE HAD AN OPPORTUNITY TO REVIEW OUR PROXY MATERIALS IN DETAIL. If you have already voted Maxxam's white proxy card, you can revoke that earlier vote by simply completing and returning our blue proxy card.

We have formed The Committee of Concerned Maxxam Shareholders because we are frustrated with Maxxam's financial performance and leadership. IN 1997, BUSINESS WEEK NAMED MAXXAMS BOARD AS THE 10TH WORST ON ITS ROSTER OF "THE WORST BOARDS OF DIRECTORS," CALLING IT A "TINY BOARD WITH LITTLE BUSINESS EXPERIENCE DOMINATED BY CEO." (December 8, 1997--consent of publication not sought)

The Committee members are therefore proud to propose former U.S.
SENATOR HOWARD METZENBAUM and former federal JUDGE ABNER MIKVA as its nominees to serve as the directors chosen by holders of Maxxam common stock.

(Photograph of Abner J. Mikva to left of following paragraph and of Howard M. Metzenbaum to right of following paragraph)

HOWARD METZENBAUM (right), a businessman and former U.S. Senator from Ohio (1977-95), has an extensive background serving on corporate boards. He was co-founder and Chairman of the Board of Airport Parking Company of America and Chairman of the Board of ITT Consumer Services Corporation and ComCorp., and he has served on the boards of Dart Group, Shoppers Food Warehouse, Trak Auto, Society National Bank and Capital National Bank.

ABNER MIKVA (left) was elected to five terms as a Member of Congress from Illinois until his appointment to the U.S. Court of Appeals for the D.C. Circuit in 1979, where he served as Chief Judge from 1991-94. He served as White House Counsel in 1994-95 and currently works in mediation and arbitration for JAMS/Endispute, a dispute resolution firm. He is also a visiting professor at the College of Law, University of Illinois and has legal experience in corporate and securities law.

Members of the Committee are THE ROSE FOUNDATION FOR COMMUNITIES
AND THE ENVIRONMENT; Jill Ratner and Thomas W. Little, the Rose
Foundation's president and executive director; and the UNITED
STEELWORKERS OF AMERICA.

MESSRS. METZENBAUM AND MIKVA WERE INDEPENDENTLY NOMINATED FOR MAXXAM'S BOARD BY THE NEW YORK STATE COMMON RETIREMENT FUND WITH 45,700 SHARES OF COMMON STOCK AND ALAN KAHN (OF KAHN BROTHERS & COMPANY, INC.). THE CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM (CalPERS), THE FOURTH LARGEST INSTITUTIONAL INVESTOR OF MAXXAM STOCK WITH 229,800 SHARES OF COMMON STOCK, HAS INDEPENDENTLY ENDORSED MESSRS. METZENBAUM AND MIKVA.

The Committee supports two other shareholder proposals to be voted upon at the 1999 annual meeting. Nell Minow, John Harrington, The Rose Foundation for Communities and the Environment, As You Sow Foundation, Brent Blackwelder, Jill Ratner and Thomas Little have proposed that shareholders approve a resolution to install CUMULATIVE VOTING for directors. In addition, CalPERS has proposed ANNUAL ELECTIONS of Maxxam's "general directors" (who are elected by the holders of common and preferred Stock, voting together). The Committee intends to support these important shareholder proposals, and we encourage you to do the same.

PROTECT YOUR INVESTMENT.  DO NOT VOTE ANY PROXY CARD FROM MAXXAM
UNTIL YOU HAVE HAD THE OPPORTUNITY TO CONSIDER THE COMMITTEE'S
PROXY STATEMENT.

You will receive the Committee's definitive proxy materials shortly. We encourage you to defer casting your proxy vote for this very important meeting until you have had an opportunity to fully review those materials.

USE YOUR BLUE PROXY CARD TO VOTE FOR MESSRS. METZENBAUM AND MIKVA
AND TO APPROVE THE CUMULATIVE VOTING AND ANNUAL ELECTION
SHAREHOLDER PROPOSALS.

If you have any questions about the resolutions, or Senator
Metzenbaum's and Judge Mikva's plans to reform the Maxxam board and increase shareholder value, please call The Committee of Concerned Maxxam Shareholders at: 510-658-0702.

Sincerely,


Thomas Little         Jill Ratner     David Foster
Executive Director    President       Director, District 11
Rose Foundation       Rose Foundation United Steelworkers of
                                      America

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; Howard M. Metzenbaum, who does not own Maxxam stock; Abner J. Mikva, who owns 50 shares of Maxxam common stock; and the As You Sow Foundation, which owns 100 shares of Maxxam common stock. They also constitute (except for the As You Sow Foundation) the members of the Committee of Concerned Maxxam Shareholders and the two nominees.

COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
6008 COLLEGE AVENUE, SUITE 10
OAKLAND, CA   94618
(510) 658-0702; (510) 658-0732 (FAX)


(The following text appears on the top half of this page)

                     An important message
                    for Maxxam shareholders

                    Protect your investment.

                Do not vote any proxy card from
                 Maxxam unless you've read our
                  proxy materials in detail.

            COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
                  6008 COLLEGE AVENUE, SUITE 10
                        OAKLAND, CA  94618
               (510) 658-0702; (510) 658-0732 (FAX)

                                              May 4, 1999

Dear Fellow Maxxam Shareholder:

We have formed The Committee of Concerned Maxxam Shareholders
(the "Committee") because of what we see as Maxxam's lack of effective leadership and disappointing performance.

In 1997, Business Week named Maxxam's board as the 10th worst on its roster of "The Worst Boards of Directors," calling it a "tiny board with little business experience dominated by CEO" Charles Hurwitz. (December 8, 1997 -consent of publication not sought or obtained)

As reported in Barron's, December 7, 1998, and Forbes, April 5, 1999 (consent of publications not sought or obtained), industry analysts believe that Maxxam shares are undervalued. (See footnote 1.) From March 31, 1994 to March 31, 1999, Maxxam's share value has lagged far behind the S&P 500 during the strongest bull run in stock market history. WHILE THE S&P 500 GAINED 189%, MAXXAM INCREASED BY ONLY 40%.

In this letter, and in the accompanying proxy statement, we explain why we believe Maxxam is a troubled company and why the owners of Maxxam common stock could increase shareholder value by electing two independent directors and supporting two resolutions to improve Maxxam's corporate governance.

Enclosed is a proxy statement from the Committee and a BLUE proxy card to use for voting for independent directors and resolutions. If you have already voted Maxxam's white proxy card, you can revoke that earlier vote by simply completing and returning the BLUE proxy card. MAXXAM'S ANNUAL MEETING WILL BE HELD IN HUNTSVILLE, TEXAS ON MAY 19, 1999.

To ensure that your vote is counted, please review this time-sensitive information and send in your completed BLUE proxy card today.

The Committee members are proud to propose former U.S. SENATOR HOWARD METZENBAUM and former FEDERAL JUDGE ABNER J. MIKVA as its nominees to serve as the directors chosen by holders of Maxxam common stock. We believe our candidates have the integrity, leadership and business and legal experience necessary to make a substantial positive impact on Maxxam's management and board of directors.

(Photograph of Senator Metzenbaum to left of following paragraph)

HOWARD METZENBAUM, a businessman and former U.S. Senator from Ohio (1977-95) has an extensive background serving on corporate boards. He was co-founder and Chairman of the Board of Airport Parking Company of America and Chairman of the Board of ITT Consumer Services Corporation and ComCorp., and he has served on the boards of Dart Group, Shoppers Food Warehouse, Trak Auto, Society National Bank and Capital National Bank. As a Dart Group director, Mr. Metzenbaum helped arrange a merger that Dart Group Trustee, Richard Stone, called "very beneficial to the stockholders," further describing Mr. Metzenbaum's role in negotiating the merger as "major and constant."

(Photograph of Judge Abner J. Mikva to left of following paragraph)

ABNER MIKVA was elected to five terms as a Member of Congress from Illinois until his appointment to the U.S. Court of Appeals for the D.C. Circuit in 1979, where he served as Chief Judge from 1991-94. He served as White House Counsel in 1994-95 and currently works in mediation and arbitration for JAMS/Endispute, a dispute resolution firm. He is also a visiting professor at the College of Law, University of Illinois and has legal experience in corporate and securities law. When Mikva retired as White House Counsel, President Clinton said he "brought a special combination of legal acumen, wise judgment and uncompromising integrity to his job."
Members of "the Committee" are The Rose Foundation for Communities and the Environment; Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director; and the United Steelworkers of America.

Messrs. Metzenbaum and Mikva were independently nominated for Maxxam's board by the York State Common Retirement Found with 45,700 shares of common stock and Alan Kahn (of Kahn Brothers & Company, Inc.). The California Public Employees' Retirement System (CalPERS), the fourth largest institutional investor of Maxxam stock with 229,8000 shares of common stock, has independently endorsed Messrs. Metzenbaum and Mikva.

MAXXAM IS IN TROUBLE

POOR OPERATING RESULTS. Maxxam's operational results have been disappointing. At a time when management and the board should be focusing on improving Maxxam's performance and maximizing shareholder value, they have been mired in needless controversy, litigation and labor disputes.

- 1998: Maxxam recorded a net loss of $57.2 million (or $8.17 a share).

-- 1st quarter 1999: Even though Maxxam had a gain of $239.8 million in income from the Headwaters Agreement, the company reported an operating loss of $35.2 million and a net income of only $112.1 million.

QUESTIONABLE LEADERSHIP. Charles Hurwitz -- the Chairman and CEO who, according to Business Week, dominates Maxxam's board -- has been the subject of several lawsuits alleging breaches of fiduciary duty and financial mismanagement.

 In 1997, a $20,000,000 settlement was reached after a Delaware court agree with shareholder liti-gants that Hurwitz had engaged in self dealing which was not found fair to minority shareholders (In re Maxxam Inc./Federated
Development Shareholders Litigation).

 The company and Mr. Hurwitz are parties to litigation filed by the FDIC and the U.S. Office of Thrift Supervision that seek over $810 million in restitution and penalties based on allegations linking them to the failed United Savings Association of Texas. Maxxam has already paid approximately $40,000,000 in litigation expenses to defend these and related suits.

 Several financial analysts are concerned that Mr. Hurwitz will keep Maxxam's stock price below potential value and use the $380 million from the Headwaters Agreement to take the company private. (See footnote 1). In our view, independent directors are needed to ensure that the company takes advantage of this agreement to maximize shareholder value by considering options including paying dividends, acquiring new assets and reducing the burden of the $867.2 million timber debt.

FORESTRY AND LABOR DISPUTES HURT THE BOTTOM LINE.

 Maxxam subsidiary, Pacific Lumber Company, had its timber operator's license suspended twice in a twelve month period during 1997 and 1998 and was cited for 128 violations of California forestry regulations between 1996-1998. No comparably sized timber company has ever had its license suspended in California.

 On September 30, 1998, 2900 workers at Kaiser Aluminum and Chemical Corporation, the operating unit of Maxxam's 63%-owned Kaiser Aluminum Corporation, went on strike at five plants located in Washington, Louisiana and Ohio. On January 14, 1999, these workers offered to return to work but were locked out by the company. Kaiser Aluminum Corporation reported a net loss of $77.1 million during the 4th Quarter of 1998 and 1st Quarter of 1999.

INDEPENDENTLY SPONSORED RESOLUTIONS

The Committee supports two other shareholder proposals to be voted upon at the 1999 annual meeting. Nell Minow, John Harrington, The Rose Foundation for Communities and the Environment, As You Sow Foundation, Brent Bladkwelder, Jill Ratner and Thomas Little have proposed that shareholders approve a resolution to install Cumulative Voting for directors. In addition, CalPERS has proposed Annual Elections of Maxxam's "general directors," who are elected by the holders of common and preferred stock, voting together. The Committee intends to support these important shareholder proposals, and we encourage you to do the same.

 UNLOCK THE VALUE OF YOUR MAXXAM INVESTMENT
 USE THE BLUE PROXY CARD
 VOTE FOR MESSRS. METZENBAUM AND MIKVA
 APPROVE THE ANNUAL ELECTION AND CUMULATIVE VOTING SHAREHOLDER
PROPOSALS

The Committee believes that concentration of control of Mr. Hurwitz and a small number of Maxxam preferred shareholders has resulted in policies that depress the value of common stock and threaten Maxxam's long-term financial success. It is for this reason that the Committee seeks your support.

If you have any questions about the resolutions, or Senator
Metzenbaum's and Judge Mikva's plans to reform the Maxxam board and increase shareholder value, please call The Committee of Concerned Maxxam Shareholders at 510-658-0702.

Sincerely,



/s/Thomas W. Little /s/Jill Ratner      /s/David A. Foster
Thomas Little       Jill Ratner         David Foster
Executive Director  President           Director, District 11
Rose Foundation     Rose Foundation     United Steelworkers of
                                        America

FOOTNOTE #1. The cited Barron's article states that George Ireland, a portfolio manager at Knott Partners, believes that $122 a share is Maxxam's "rock-bottom value," compared to the $57 range in which the company's stock has recently been trading.
Mr. Ireland believes that Kaiser Aluminum Corporation, 63% of whose stock is owned by Maxxam, is worth $50 per Maxxam share. The recent Headwaters Agreement between Maxxam, the United States and the State of California, which resulted in a $380 million gain to the company in return for preserving several thousand acres of redwoods in northern California, is worth $43 a share, fully taxed. California's additional purchase of nearby acreage is worth another $10 a share. Mr. Ireland further estimates that the ongoing business of Pacific Lumber Company, another Maxxam subsidiary, is worth about $95 million a year of EBITDA (earnings before interest, taxes, depreciation and amortization, which is operating cash flow). At a multiple of 8.5 times EBITDA (said to be the low end of forest-product transaction) that equals $14 a share. Finally, real estate is carried on Maxxam's books at $17 a share.
     This article notes that Maxxam has repurchased stock in recent years and reduced the number of outstanding shares over the past five years from nearly nine million to seven million, thus prompting speculation that the company may try to go private. The article adds that according to Maxxam President Paul Schwartz, Maxxam is not aware of any plans to take Maxxam private, although additional share repurchases may be considered.
     Similarly, the Forbes article states that Daniel Breen III, a Houston money manager, estimates that Maxxam shares are worth $130 a share and cited a prediction by Mr. Breen that Maxxam CEO Charles Hurwitz will try to take Maxxam private.

                         ______________

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director, who own 90 shares of Maxxam common stock as tenants in common; and the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam Common Stock. The participants (excluding As You Sow Foundation) constitute the members of the Committee of Concerned Maxxam Shareholders and the two nominees.

Committee of Concerned Maxxam Shareholders
6008 College Avenue, Suite 10
Oakland, CA  94618
510-658-0702 (tel)  510-658-0732 (fax)
Contact:  Scott Adams

For Immediate Release:                                May 5, 1999

Oakland, CA-- The Committee of Concerned Maxxam Shareholders has begun mailing its proxy statement, blue proxy voting card and a letter to holders of Maxxam (MXM) common stock, urging them to elect as directors former Sen. Howard Metzenbaum and former federal Judge Abner Mikva. Committee members and other shareholders have nominated these candidates for the two director seats elected by holders of Maxxam common stock.

In its proxy materials, the Committee also urges shareholders to vote for shareholder proposals recommending that Maxxam institute cumulative voting procedures for directors and that the directors chosen by the holders of common and preferred stock, voting together, be elected each year.

Maxxam's annual meeting will be held at 8:30 A.M. on Wednesday, May 19, 1999 at the Waterwood National Resort and Conference
Center in Huntsville, Texas.

Maxxam has a five-person board of directors. Holders of common stock are entitled to elect two directors each year. Holders of preferred stock and common stock, voting together, elect three directors, each to a three year term. Each Maxxam preferred share has 10 votes, while each share of common stock has one vote.

Members of The Committee of Concerned Maxxam Shareholders are the
Rose Foundation for Communities and the Environment, Jill Ratner and Thomas W. Little, the Foundations president and executive director, and the United Steelworkers of America.

Several Committee members nominated Sen. Metzenbaum and Judge Mikva for director. Other shareholders who also nominated them, but who are not Committee members, are the New York State Common Retirement Fund, which holds 45,700 shares of Maxxam common stock, and Alan Kahn (of Kahn Brothers & Co., Inc.)

In its materials, the Committee explains why it believes that Maxxam needs independent directors and corporate governance reform.

The Committee thus notes that Business Week named Maxxam's board as the 10th worst on its roster of "The Worst Boards of Directors," calling it a "tiny board with little business experience dominated by CEO" Charles Hurwitz (Dec. 8,
1997consent of publication not obtained).

The Committees letter to shareholders adds that according to Barron's (Dec. 7, 1998) and Forbes (Apr. 5, 1999), "industry analysts believe that Maxxam shares are undervalued. From March 31, 1994 to March 31, 1999, Maxxams share value has lagged far behind the S&P 500 during the strongest bull run in stock market history. While the S&P 500 gained 189%, Maxxam increased by only 40%"

The Committees proxy materials state that Maxxam is a company in trouble, noting that Maxxam recorded a net loss of $57.2 million for 1998. The proxy materials note too that federal banking agencies are litigating suits against Maxxam and CEO Hurwitz that seek to recover over $810 million in restitution and penalties, based on allegations that Maxxam controlled a failed savings and loan association. The Committee also cites a 1997 ruling by a Delaware trial court that Mr. Hurwitz had engaged in self-dealing in connection with loans that were not found fair to the company; the case then settled for $20 million.

The Committee's proxy materials note that in 1997-98, California regulators twice suspended the timber operator license of Pacific Lumber Co., a Maxxam subsidiary, during a twelve-month period, citing 128 violations of state forest practice rules. No other major timber company in California has previously been cited for so many violations in such a period of time or had its license suspended as a result. The proxy materials also note that Kaiser Aluminum Corporation, 63% of whose stock is owned by Maxxam, has since Sept. 30, 1998 been embroiled in a labor dispute and then lockout of 2900 workers represented by the United Steelworkers of America. During the last two quarters, Kaiser reported net losses of $77 million.

_________________________________________________________________

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, the Rose Foundations president and executive director, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard M. Metzenbaum, who does not own any Maxxam common stock; and Abner J. Mikva, who owns 50 shares of Maxxam common stock. These participants (excluding As You Sow Foundation) constitute the members of The Committee of Concerned Maxxam Shareholders and the two nominees for director.